APPENDIX A

Dated as of August 1, 2013

List of Series and Classes of the Fund to which Agreement Applies

Fund	Share Class	Symbol	CUSIP
OnTrack Core Fund	Investor Class Advisor Class	OTRFX	00771Fl03
The Gold Bullion Strategy Fund	Investor Class	QGLDX	00771F202
Quantified Managed Bond Fund	Investor Class	QBDSX	00771F400
Quantified All-Cap Equity Fund	Investor Class	QACFX	00771F509
Quantified Market Leaders Fund	Investor Class	QMLFX	00771F608
Quantified Alternative Investment Fund	Investor Class	QALTX	00771F707

Acknowledged and Accepted:

ReFlow Fund, LLC

For the Above Funds

By ReFlow Services, LLC,

Its Manager

By: /s/ Catherine Ayers-Rigsby

By: /s/ William White

Date: 8/2/2013

Date:

8/5/2013

Name: Catherine Ayers-Rigsby

Name: William White

Title: President

Title: President